AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                          LAZARD ASSET MANAGEMENT LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and LAZARD ASSET MANAGEMENT LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, the Adviser and Sub-Adviser have agreed to a fee reduction for the JNL/Lazard Emerging Markets Fund.

     WHEREAS, in order to reflect this fee reduction, Schedule B to the Agreement must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1.	Schedule  B  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  B  dated  May  24,  2011,  attached  hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of May 24, 2011, effective as of May 24, 2011.

JACKSON NATIONAL ASSET MANAGEMENT, LLC               LAZARD ASSET MANAGEMENT LLC

By: /s Mark D. Nerud                                 By:/s/ Charles L. Carroll
Name: Mark D. Nerud		                             Name: Charles L. Carroll
Title:President and CEO		                         Title: Deputy Chairman

                                   SCHEDULE B
                                  MAY 24, 2011
                                 (Compensation)


                        JNL/Lazard Emerging Markets Fund


AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $50 Million                                                    0.75%
$50 to $200 Million                                                  0.65%
$200 to $600 Million                                                 0.575%
Amounts Over $600 Million                                            0.525%


                         JNL/Lazard Mid Cap Equity Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $250 Million                                                   0.45%
Amounts Over $250 Million                                            0.40%